Exhibit 99

MEREDITH CORP. FISCAL 2018 FULL YEAR AND FOURTH QUARTER INVESTOR CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Our call today will begin with comments from Executive Chairman Steve Lacy, President and Chief Executive Officer Tom Harty and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to your questions. Also on with us today are National Media Group President Jon Werther and Local Media Group President Patrick McCreery.

An archive of the call will be available on our website later this afternoon. Remarks this morning will include forward-looking statements, and actual results may differ from forecasts. Some of the reasons are described at the end of our news release that we issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of our website. With that, Steve will begin.

Steve Lacy (Introduction)

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release issued earlier this morning.

I’ll begin with a review of our accomplishments since our last discussion when we released third quarter results in early May, along with our key achievements in fiscal 2018, which of course included our transformative acquisition of Time Inc.

Then I’ll turn it over to CEO Tom Harty who will:

•	Update you on the integration of Time Inc. and the strategies that we are pursuing to maximize our new and very exciting National Media portfolio; and

•	Provide detail on our robust Local Media Group operations.

CFO Joe Ceryanec will then:

•	Discuss our full year and fourth quarter 2018 results; and

•	Provide you with our financial outlook for the first quarter and full year of fiscal 2019.

Since reporting fiscal 2018 third quarter results:

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We have made significant progress and anticipate agreements to sell TIME, Sports Illustrated, Fortune and Money, along with our 60 percent equity investment in Viant, in our early fiscal 2019. Importantly, we do not expect any tax leakage from these transactions.

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We are also reconfirming our goal to pay down $1 billion of debt in fiscal 2019. We will accomplish this by combination of the $440 million of cash on our balance sheet at June 30, 2018, along with cash from the anticipated asset sales, and expected cash flow from operations.

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We expect fiscal 2019 adjusted EBITDA to be more than double Meredith’s record EBITDA in fiscal 2017 before we acquired Time Inc. This will be driven by a full year of revenue contribution from the Time Inc. acquisition; election-year political advertising in our Local Media Group; and ongoing cost synergies. We remain on target to generate more than $500 million in annual cost savings in the first two full years of operations post the Time Inc. acquisition, which will help us achieve our goal to generate $1 billion of EBITDA in our fiscal 2020.

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Our digital business delivered record traffic and financial performance in fiscal 2018. Companywide digital activities generated a record $350 million of high margin revenues, reflecting our broad and diverse digital footprint that includes advertising, e-commerce, and paid products and services. Traffic across our digital properties averaged nearly 135 million unique visitors in June 2018, up more than 50 percent from the same month a year ago. This includes record performance from the People/Entertainment Weekly Network, which averaged a record 60 million monthly unique visitors during the fourth quarter of our fiscal 2018.

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In addition, we leveraged the power of our expanded portfolio to grow high-margin revenue from consumer activities. These include the revenues generated from our national media brands with their subscriber base of more than 40 million; affinity marketer Synapse; a robust brand licensing business ranked as the world’s second-largest; and our rapidly growing e-commerce activities.

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Our Local Media Group delivered $16 million in political advertising revenues in fiscal 2018, a record for a non-political year. We anticipate a very strong political advertising cycle in fiscal 2019, potentially eclipsing the record $63 million generated in fiscal 2017. In fact, first-quarter fiscal 2019 political advertising revenues are pacing well above the $16 million generated in the first quarter of our fiscal 2017.

Part II - FISCAL 2018 FULL-YEAR REVIEW (LACY)

Stepping back now for just a few moments to review fiscal 2018 in its totality, we continued to aggressively execute a series of well-defined strategic initiatives to generate growth in revenue and profit, and increase shareholder value over time.

First, and most importantly, we completed the transformational acquisition of Time Inc. which creates an unparalleled portfolio of national media brands with greater scale and efficiency. Our brands now reach more than 175 million unduplicated American consumers, including 80 percent of U.S. millennial women. Meredith is No. 1 U.S. as a magazine operator and we possess leading content creation positions in the celebrity entertainment, food, lifestyle, parenting and the home categories. We also have much stronger advertising positions in the beauty, fashion and luxury categories.

The acquisition advances our digital position by adding significant scale. With nearly 135 million monthly unique visitors and over 9 billion annual video views, we now operate the leading network of premium content digital brands. National Media Group digital advertising revenues grew more than 50 percent in fiscal 2018, and represented nearly 35 percent of the group’s total advertising revenues.

Equally as important, by adding the Time Inc. properties we are accelerating consumer revenue diversification and growth. We expect more than 45 percent of fiscal 2019 National Media Group revenue to be generated from high-margin, non-advertising, consumer-related sources, including our robust subscription, brand licensing and e-commerce activities.

In fiscal 2018 our Local Media Group continued to deliver very strong performance:

•	Our portfolio of 17 high-performing television stations in 12 markets delivered record revenue in fiscal 2018, and operating profit was a record for a non-political year.

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Performance was driven by growth in retransmission revenue; the addition of WPCH in Atlanta; and MNI Targeted Media. MNI offers clients targeted advertising solutions aimed primarily at the local and regional levels.

•	Digital revenues in the Local Media Group more than doubled in fiscal 2018, driven, once again, by the contribution from MNI.

•	As I mentioned, political advertising was a record for a non-political year and we are looking forward to a strong cycle this fall as well.

In addition, we are simplifying and focusing Meredith’s national media portfolio through the successful execution of a series of asset sales:

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We already closed on the sale of the Golf brand, Time UK and Meredith Xcelerated Marketing during fiscal 2018. We anticipate agreements to sell TIME, Sports Illustrated, Fortune and Money, along with our 60 percent equity stake in Viant, to be finalized in early fiscal 2019. These brands and businesses have different target audiences and revenue bases than the rest of the portfolio, and we believe each is better suited for success with a new owner.

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As a quick reminder, discontinued operations in our fourth fiscal quarter include TIME, Sports Illustrated, Fortune, Money and Viant. Discontinued operations for our full fiscal year 2018 include those properties, along with the Golf brand and Time UK.

Finally, when we closed the Time Inc. acquisition, we set in motion a two-year plan to integrate and optimize our new and combined national portfolio. While there are still many moving parts, the acquisition positions Meredith on a growth track not realizable organically. For example:

•	We finished fiscal 2018 with record revenues and earnings before special items.

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As Joe will detail in just a few moments, we expect adjusted EBITDA in fiscal 2019 to be more than double our previous record high of $362 million which we delivered in 2017, once again, before the Time Inc. acquisition. Once again, we remain committed to delivering $1 billion of EBITDA in our fiscal 2020.

•	We also plan to aggressively de-lever and pay down $1 billion of debt in fiscal 2019, using cash on our balance sheet, expected cash generated from the asset sales and ongoing operations.

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We are committed to returning cash to our shareholders through continued annual dividend increases. We raised Meredith’s regular dividend in fiscal 2018 for the 25th — straight year — earning Meredith Dividend Aristocrat status. We’re proud to have paid dividends for 71 consecutive years.

With that, I’ll turn the conversation over to CEO Tom Harty to update you on the Time Inc. integration, and the strategies we are pursuing to maximize our National and Local media group portfolios as we move ahead.

Part III - Integration Update (HARTY)

Tom: Thanks Steve.

To start, let me elaborate for a moment on what the Time Inc. acquisition means to Meredith from my perspective. Beyond increasing the quality and size of our magazine portfolio, the addition of Time Inc. properties to Meredith accomplishes three meaningful objectives.

First, our financial base is more diversified because we now possess a much larger digital business. Looking at our portfolio through a digital lens, we expect more than one-third of fiscal 2019 total National Media Group revenues to be generated via digital activities. This includes digital advertising, e-commerce and paid products and services, which are important growth areas. For example, we generated more than 100 million referrals to online retailers in fiscal 2018.

Second, our much larger footprint is generating stronger revenues and operating profit from consumers. We expect more than 45 percent of fiscal 2019 National Media Group revenue to be from consumer-related sources.

Finally, we can operate the combined Meredith-Time portfolio much more efficiently as a single company. We are on track to generate more than $500 million in annual cost savings in the first two full years of combined operations.

When we announced the completion of the Time Inc. acquisition, we outlined a go-forward strategy consisting of five key components:

•	Improving the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels;

•	Aggressively growing revenue and raising the profit margins of the acquired Time Inc. digital properties to Meredith’s high levels;

•	Accelerating the growth of high-margin consumer revenue by leveraging our expanded brand portfolio;

•	Conducting a portfolio review of the media assets and divesting those not core to our business; and

•	Fully realizing the high end of the $400 million to $500 million range of annual cost synergies by the end of the first two full years of operations.

Let me provide you with more detail on our progress for each of these initiatives.

As we previously communicated, it will take time to turn around the performance of the Time Inc. legacy brands. Since 2016, they have underperformed the industry due to a realignment of their advertising sales force by their previous owner. We quickly implemented Meredith’s strategies, standards and disciplines across the portfolio to improve performance. These include:

•	Installing publishers at the brand level responsible for brand-specific sales for the print titles we acquired;

•	Maximizing our very successful and experienced Corporate Sales team, which acts as a central point of contact for our largest advertising relationships and streamlines client/agency communication;

•	Leveraging our industry-leading Digital Sales team and programmatic advertising efforts to focus on scalable and innovative solutions for our marketing partners; and

•	Capitalizing on our performance marketing solutions and generating non-traditional revenue through our opportunistic Direct Media sales team.

Regarding advertising performance thus far in calendar 2018:

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After a slow start to the calendar year, Legacy Meredith comparable print advertising revenues have improved and in the June quarter were in-line with Meredith’s historic performance over the last six years. As we look into the first quarter of fiscal 2019, we see further improvement.

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As we discussed previously, it will take time to bring Legacy Time Inc. print advertising performance in-line with Meredith’s historical levels. As we look into the first quarter of fiscal 2019, it is trending in that direction, and we expect to see continued improvement through the balance of the fiscal year.

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Turning to digital performance, for the past five years Meredith has operated a digital business that has delivered greater than 15 percent average annual revenue growth. Its operating profit margins are consistently in the high-teens or better. We believe there is tremendous upside raising legacy Time Inc.’s digital operating margins to Meredith’s historical level. We are pleased to report that the National Media Group comparable digital advertising performance has strengthened since our last earnings call in May, with fiscal fourth quarter digital advertising revenues across the National Media Group up in the mid-single digits. We expect similar performance in fiscal 2019.

The combination of our enhanced audience scale, great portfolio of brands and customer service continues to generate marketplace buzz.

For example, since delivering our new go-to-market strategy to the advertising and marketing community at Meredith’s NewFront presentation, we’ve won a number of new business campaigns that take advantage of our new portfolio. This includes Reebok from the fashion category, Hulu from the entertainment category, Subaru among automotives, and drug makers Eli Lilly, Pfizer, and Astrazeneca.

Campaigns for these programs all capitalize on our powerful content creation expertise, proprietary insights and ad products, popular media brands and large consumer reach.

Turning to our expanded consumer revenue strategy, we have launched a large-scale initiative to use our much larger consumer database of 160 million individuals to cross-promote titles to increase subscription revenue, lower acquisition costs, and leverage newly acquired affinity marketer Synapse.

There are opportunities to optimize newsstand, too. We control a greater number of pockets nationwide — now nearly 1 million compared to 300,000 as legacy Meredith. And we are focused on higher-value magazines and bookazine products, which carry a higher price point to the consumer. For example, People magazine’s recent Royal Wedding issue sold as many issues at newsstand as the rest of the celebrity and entertainment set combined.
Finally, we see enhanced digital-first opportunities including e-commerce and affiliate content marketing, where we generate revenues by inspiring consumers to engage with premium retailers. This also includes revenue generated from lead generation and paid products including membership programs built around our brands.
Turning to asset sales, we received proceeds of approximately $300 million from transactions that occurred either just before or right after we closed on the Time Inc. acquisition. In addition to that, we sold Meredith Xcelerated Marketing in early May.

We expect to finalize agreements to sell the TIME, Sports Illustrated, Fortune and Money brands, along with our 60 percent equity stake in Viant, in early fiscal 2019.

Our final go-forward strategy is to deliver cost savings related to the combination of the Time Inc. and Meredith businesses, and we expect to deliver more than $500 million of annualized cost synergies in the first two full years of operation.

As you may have noted in our press release and financial tables this morning, these savings are already being reflected in our results as we improved adjusted EBITDA margins significantly in our National Media Group in the fourth quarter of fiscal 2018. We expect to deliver additional improvement in fiscal 2019.

About half of these savings will come from reductions in headcount. The other half will come from savings in vendor contracts, real estate and non-headcount-related opportunities.

Part IV - Local Media Group Update (HARTY)

Turning to the Local Media Group:

•	Fiscal 2018 full year non-political advertising revenues increased to $354 million, led by the addition of WPCH along with stronger performance from the Phoenix and St. Louis markets.

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Fiscal 2018 full year political advertising revenues were a record $16 million. We received the majority of this in our fiscal fourth quarter due to stronger than expected primary activity for U.S. Senate and governors’ races in Arizona, Nevada, Missouri and Tennessee. This bodes well for the 2018 mid-term elections this fall. There are nine open governor seats in our markets — the most we’ve seen in decades — and we also expect several competitive races for the U.S. Senate, including open seats in Tennessee and Arizona. In fact, fiscal 2019 first-quarter political advertising revenues are pacing well above the $16 million generated in the first quarter of fiscal 2017.

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Other revenues and operating expenses increased for both the full fiscal year and in the fourth quarter. This was primarily due to growth in retransmission revenues from cable and satellite television operators and the contribution from MNI Targeted Media. These increases were partially offset by higher programming fees paid to affiliated networks.

•	Local Media Group digital-related revenues more than doubled in fiscal 2018, driven primarily by MNI.

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Turning to ratings, we delivered strong performance during the May rating period. Meredith stations in 10 of our 12 markets ranked No. 1 or No. 2 in morning or late news, and our stations in seven of our markets were No. 1 or No. 2 from sign-on to sign-off.

Now I’ll turn it to Joe for further updates.

Part V - Fiscal 2018 Financial Summary (CERYANEC)

Joe: Thanks Tom and good morning everybody.

To summarize our fiscal 2018 full year results, compared to the prior year:

•	Total Company revenues from continuing operations grew more than 30 percent to over $2.2 billion, and total ad revenues grew 20 percent to $1.1 billion.

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Earnings from continuing operations, including special items in both periods, were $114 million, compared to $189 million.  Special items in fiscal 2018 are primarily related to transaction, restructuring and integration costs, along with the remeasurement of deferred tax assets and liabilities due to tax reform.

•	Excluding special items, earnings from continuing operations were $148 million, compared to $182 million; and

•	Adjusted EBITDA was a record $421 million, compared to $362 million, a 16 percent increase.

Looking at our fiscal 2018 fourth quarter results compared to the prior year quarter:

•	Total Company revenues from continuing operations grew 77 percent to $788 million.

•	Earnings from continuing operations, including special items in both periods, were $17 million, compared to $43 million.

•	Excluding special items, earnings from continuing operations were $31 million, compared to $49 million; and

•	Adjusted EBITDA was a record $160 million, compared to $91 million, a 76 percent increase.

Part VI - Outlook (CERYANEC)

As we look ahead into fiscal 2019, we see several growth drivers, including:

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An increased contribution from the acquired Time Inc. properties. Further, with our sales strategy now in place, we’re in a position to market our enhanced portfolio for calendar 2019 large corporate ad buys — which typically happen in the early fall.

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A larger and more profitable digital business. With our expanded digital position and our flagship People.com brand generating record traffic, we expect our larger portfolio will drive record digital revenues for our National Media Group. We also expect our Local Media Group will benefit from a full year of contribution from MNI.

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Growing high-margin consumer revenue activities. We expect to generate record consumer revenues boosted by the addition of the acquired brands and a very profitable Synapse business; our industry-best brand licensing business; and growing lead generation and e-commerce activities.

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Improved adjusted EBITDA margins for our National Media Group. We expect adjusted EBITDA margins to reach the mid-20 percent range in fiscal 2019, driven by high margin brands and business activities, along with ongoing cost synergies.

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We’re looking at a potential record year for political advertising boosted by the races that Tom mentioned. We expect political ad revenues in fiscal 2019 to range from $55 to $65 million, with about one-third of that being booked in the first fiscal quarter and about two-thirds being booked in our second fiscal quarter and again, as Tom mentioned, we are off to a fast start in our first fiscal quarter.

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We expect stronger contributions from non political revenue sources in the Local Media Group. This includes expected revenue and profit growth at MNI. We also expect to renew MVPD contracts representing approximately 35 percent of our subscriber base in fiscal 2019. We do have to renew affiliation agreements with the FOX Television Network in five of our markets, so we expect some of our gains will be absorbed by higher expenses.

•	Finally, we expect a more favorable combined federal/state tax rate of approximately 28 percent, compared to our historic 39 percent prior to the passage of tax reform.

Now with these drivers in mind, for full-year fiscal 2019 we expect:

•	Total Company revenues to range from $3.0 billion to $3.2 billion.

•	Earnings from continuing operations to range from $205 million to $225 million. This estimate includes significant non-cash depreciation and amortization as well as net interest expense.

•	Adjusted EBITDA to range from $720 million to $750 million; and

•	Earnings per share from continuing operations to range from $2.78 to $3.20.

Now, since this is the first time we’ve given specific thoughts on our outlook for fiscal 2019, there are a few factors that I want to highlight to help you put our guidance into context.

Historically, the first fiscal quarter ending September 30 is the smallest quarter of the year for legacy Meredith’s National Media Group. This was also true for legacy Time Inc. when you remove the assets held for sale.

Second, the majority of the synergies we expect to deliver in fiscal 2019 will materialize in the second-half of the fiscal year. This includes the impact of the previously-announced headcount reductions, most of which are occurring throughout the first half of fiscal 2019 along with ongoing expense reductions as we integrate systems and transition functions from New York to Des Moines.

Finally, there are certain redundant costs and expenses we are incurring during the transition.

That said, as we look at the first quarter of fiscal 2019, we expect:

•	National Media Group revenues to range from $540 million to $550 million.

•	Local Media Group revenues to range from $200 million to $210 million.

•	Earnings from continuing operations to range from $2 million to $10 million, which again includes significant non-cash depreciation and amortization costs and net interest expense.

•	Adjusted EBITDA to range from $122 million to $127 million.

Now, I’ll turn it back to Steve for the conclusion and to lead the Q &A.

PART VII: CONCLUSION (LACY)

Steve: Thank you very much Tom and Joe.

As you can tell from our discussion this morning, there has been a tremendous amount of work done since we completed the acquisition of Time Inc. Let me close our formal comments this morning with what we continue to believe is a compelling investment thesis for the new Meredith Corporation.

The diverse set of businesses that we own and operate produce consistently strong cash flow that is driven by:

•	Trusted national brands with an unrivaled reach to American women, particularly Millennials;

•	A great group of television stations in large and faster-growing markets;

•	A highly profitable and growing digital business of meaningful scale;

•	High-margin consumer revenue activities based on our strong National Media Group brands; and

•	A strong and proven management team with a very successful record of integrating acquisitions, a history of generating strong cash flow, and growing shareholder value over time.

Once again in closing this morning, we are confident in our plan, and have set a goal to deliver $1 billion in debt reduction in our fiscal 2019, and $1 billion of annual EBITDA in our fiscal 2020.

With that, we’d be happy to answer any questions you might have.